EXHIBIT 99


At the Company:

WICKES INC.
Jim Hopwood
Vice President, Finance, Treasurer
(847) 367-3552


                WICKES INC. ANNOUNCES EXPIRATION OF TENDER OFFER
                             AND ACCEPTANCE OF NOTES
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VERNON HILLS, IL, DECEMBER 21, 2000 - WICKES INC. (NASDAQ:WIKS) announced today the expiration of its offer to purchase for cash and solicitation of consents with respect to its outstanding $100 million principal amount of 11-5/8% Senior Subordinated Notes due 2003 and the acceptance of all tendered Notes for payment.

The offer expired at 12:00 midnight, New York City time, on December 20, 2000. As of the expiration date, the Depositary for the offer had received tenders with respect to $36.763 million aggregate principal amount of Notes.

The Company has accepted all of the tendered Notes for payment. Settlement of the offer and payment for the Notes is scheduled to occur on Tuesday, December 26, 2000.

Commenting on the transaction, J. Steven Wilson, chairman and chief executive officer of Wickes Inc., stated, "We are very pleased to have completed this tender offer and to have provided liquidity for many of our Noteholders. While economic and lumber market conditions have recently challenged the Company, management remains committed to achieving each of our Build 2003 objectives."

In accordance with the terms of the Offer, Holders of Notes that were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 12, 2000, will receive the purchase price of $605.00 per $1,000, plus a consent payment of $30.00 per $1,000, plus accrued and unpaid interest to the settlement


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date. Holders of Notes that were validly tendered and not withdrawn after 5:00
p.m., New York City time, on December 12, 2000, and prior to the expiration date, will receive the purchase price of $605.00 per $1,000, plus accrued and unpaid interest to the settlement date.

Questions or requests for assistance concerning the offer should be directed to Banc of America Securities LLC, the exclusive Dealer Manager for the offer, at
(704) 386-1758 (collect), or (888) 292-0070 (toll free). Requests for documents may be directed to the information agent, D.F. King & Co., Inc., at (800) 488-8095 (toll free), or (212) 269-5550 (banks and brokers - collect). The depositary agent was Bankers Trust Company.

Wickes Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. Wickes Inc.'s web site, http://www.wickes.com offers a full range of valuable services about the building materials and construction industry. The company is traded on the Nasdaq stock market under the stock symbol WIKS.

Safe Harbor Statement

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the company's ability to control. The company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the company's Form 10-K and other documents, which are on file with the Securities and Exchange Commission.

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